Exhibit 10.34

Execution Version

Share Purchase Agreement

(the “Agreement”)

between

Jörg Wieland, Erlengutstrasse 1, 8703 Erlenbach, Switzerland as of January 1, 2008: Hornweg 21, 8700 Küsnacht

(“Seller 1”)

Pascal Faivre, Bergstrasse 5, 8044 Zürich, Switzerland

(“Seller 2”)

Richard Annen, Kaltackerstrasse 23, 8908 Hedingen, Switzerland

(“Seller 3”)

Martin Bossard, Magdalenenstrasse 55, 8050 Zürich, Switzerland

(“Seller 4”)

Maya König Faivre, Bergstrasse 5, 8044 Zürich, Switzerland

(“Seller 5”)

Médard Storz, Gsteigstrasse 18, 8703 Erlenbach, Switzerland

(“Seller 6”)

(Seller 1 to 6 together the “Sellers”)

and

GigOptix LLC, 2400 Geng Road, Suite 100, Palo Alto, CA 94303, USA

(“Purchaser”)

(Sellers and Purchaser each a “Party” or together the “Parties”)

regarding

the purchase and sale of all shares of

Helix AG,

Seefeldstrasse 45, 8008 Zürich, Switzerland

(“Company”)

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Table of Contents

1.	Sale and Purchase of Shares		4
	1.1	Shares	4
	1.2	Purchase Price	4
	1.3	Employment Escrow [these provisions apply to Purchaser and Seller 1 only]	5
	1.4	Transfer of Risk and Benefit	6

2.	Closing		6
	2.1	Time and Place of Closing	6
	2.2	Closing Conditions	7
	2.3	Purchaser’s Closing Obligations	8
	2.4	Sellers’ Closing Obligations	8
	2.5	Additional Closing Obligations	8

3.	Obligations of Parties Prior to Closing		9
	3.1	Sellers’ Obligations	9
	3.2	Purchaser’s and Seller’s Obligations	9
	3.3	Information, Assistance and Cooperation	9

4.	Representations and Warranties		10
	4.1	Status and Authority	10
	4.2	Ownership of Shares	10
	4.3	Financial Statements	10
	4.4	Corporate Existence of the Company	10
	4.5	Title to Properties, Encumbrances	11
	4.6	Condition and Sufficiency of Assets	11
	4.7	No Undisclosed Liabilities	11
	4.8	Taxes	11
	4.9	No Material Adverse Change	11
	4.10	Compliance with Legal Requirements	12
	4.11	Employment Matters	12
	4.12	Insurances	12
	4.13	Industrial Property Rights	12
	4.14	No Breach	13
	4.15	Environmental Matters	13
	4.16	No Legal Proceedings	13
	4.17	Insolvency	13
	4.18	Disclosure	13

5.	Indemnification and Remedies		14
	5,1	Payment of Damages by Sellers	14
	5.2	Indemnification Period	14
	5.3	Notification and Assertion of Indemnification Claim	14

6.	No Severance Compensation Claims		14

7.	Non-Competition and Non-Solicitation		14

8.	Tax Covenant		15

9.	Miscellaneous		16
	9.1	Confidentiality	16
	9.2	Expenses; Taxes	16
	9.3	Notices	16
	9.4	Further Assurances	18
	9.5	Entire Agreement and Modification	18
	9.6	Assignments	18
	9.7	Severability	18

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10. Governing Law and Jurisdiction		18
10.1	Governing Law	18
10.2	Jurisdiction	18

ANNEX D		20

ANNEX E		21

ANNEX F		22

ANNEX 1.2.1(b)		23

ANNEX 1.2.2		24

ANNEX 1.3		25

ANNEX 2.2.1(c1)		26

ANNEX 2.2.1(c2)		27

ANNEX 2.2.1(c3)		28

ANNEX 2.2.1(c4)		29

ANNEX 2.3(b)		30

ANNEX 2.3(c)		31

ANNEX 2.4(c)		34

ANNEX 4.3(a) and (b)		36

ANNEX 4.4		37

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Preamble

(A)	The Company is a Swiss share corporation, having its registered office at Seefeldstrasse 45, 8008 Zürich, Switzerland. It has a fully paid-up share capital of CHF 100’000, divided into 1’000 registered shares with a par value of CHF 100 each.

(B)	Sellers are and will be at the Closing Date the owners of the entire outstanding share capital of the Company.

(C)	Sellers desire to sell all of the shares of the Company and Purchaser desires to purchase all outstanding shares of the Company, according to the terms and conditions set out in this Agreement (“Transaction”).

(D)	On November 26/27, 2007 the Purchaser and Seller 1 have executed a letter of intent (“Letter of Intent”) as per Annex D, which sets forth the terms and conditions for the envisaged Transaction.

(E)	On November 23, 2007 the Sellers have filed with the competent tax authorities a request for a ruling providing for guidelines to avoid tax consequences (“Tax Ruling Request”). The Tax Ruling Request as well as the tax ruling dated December 6, 2007 (“Tax Ruling”) are attached hereto as Annex E.

(F)

Between October 31st and November 2nd 2007 Purchaser was provided the opportunity to conduct at the premises of the Company a due diligence. A list of the documents which have been disclosed to Purchaser and its advisors is attached hereto as Annex F. In addition, Purchaser reviewed the sales activities of the Company during 2006/7 on November 26, 2007 and prepared the documentation as is attached to Annex F.

Now, therefore, the Parties have concluded the following agreement:

1.	Sale and Purchase of Shares

1.1	Shares

Sellers sell 1’000 registered shares of the Company (“Shares”), representing the entire outstanding share capital of the Company, to Purchaser, and Purchaser purchases the Shares from Sellers.

1.2	Purchase Price

1.2.1	The purchase price (“Purchase Price”) payable by Purchaser for the Shares is determined as follows:

(a)	the mutually agreed value for the business of USD 3,300,000.

(b)	plus USD 1,100,000 equal to the Company’s net working capital as of December 15, 2007 (the “NWC”) as specified in Annex 1.2.1(b).

1.2.2	Subject to Section 2., the Purchase Price shall be due and paid in USD on the Closing Date to the bank accounts as specified in Annex 1.2.2.

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1.2.3	Sellers deliver on the signing date of this Agreement (“Signing Date”) to Purchaser the following:

(a)	The Company’s e-banking statements dated December 17, 2007 showing (1) a cash balance of the USD, EUR and CHF equivalent of not less than USD 700,000 plus CHF 1,150,000 available for dividend distributions to Sellers and (2) a spread sheet specifying the non-cash net working capital of not more than USD 400,000 resulting from (i) “Trade Receivables”, (ii) “Other Receivables”, (iii) “Stock” (Inventory) and (iv) “Prepayments” all valued in accordance with accounting principles as consistently applied and shown by the Company in its audited Annual Statements 2004-2006 minus (v) liabilities; for purposes of lit. (a) the exchange rate USD, EUR, CHF “Devisen” is applied as quoted by the NZZ on December 15, 2007.

(b)	interim financial statements of the Company in CHF as prepared by the Company’s accountants per December 10, 2007 and up-dated through December 15, 2007 hereby represented as accurate by Sellers as of December 17, 2007 and confirmed as satisfactory to Purchaser.

1.3	Employment Escrow [these provisions apply to Purchaser and Seller 1 only]

1.3.1	The viability of the transaction is dependent upon the Company receiving the ongoing service of Seller 1 for the next few years, in order to preserve the value of the acquired goodwill (existing IC designs, customer relationships, brand, and supply chain organization). To assure Purchaser of Seller 1’s continued services, Purchaser will deposit on the Closing Date USD 2,000,000 (“Initial Escrow Amount”) on account of the Purchase Price in the Escrow Account as defined in the Escrow Agreement as per Annex 1.3 (the “Escrow Agreement”). At the Signing Date Purchaser and Seller 1 will jointly sign the Escrow Agreement. Seller 1 shall arrange through December 18, 2010 for investments with 30%-40% in USD-securities and with 60%-70% in CHF securities. However, if Seller’s 1 employment with the Company is terminated in accordance with Section 1.3.2 of this Agreement, only Purchaser shall be authorized to give the Escrow Agent instructions for the investment. Investments arranged for by Seller 1 or Purchaser shall have a minimum investment grade “A”. At the Closing Date the Initial Escrow Amount will be transferred to the escrow account as defined in the Escrow Agreement (the “Escrow Account”) according to wire instructions as provided for in the Escrow Agreement.

1.3.2

The escrow amount as defined in the Escrow Agreement (the “Escrow Amount”) will be released to Seller 1 at the rate of 35%, 35% and 30% on December 18, 2008, 2009 and 2010, unless Seller 1 voluntarily terminates his employment with the Company with effects prior to December 18, 2010. If Seller 1 voluntarily terminates his employment with the Company prior to December 18, 2010 or if Purchaser terminates the employment of Seller 1 with the Company prior to December 18, 2010 for important cause in accordance with art 337 CO (“fristlose Kündigung aus wichtigen Gründen”), then the amount which at that time is in the Escrow Account (“Remaining Escrow Amount”) will not be released to Seller 1

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anymore, but Purchaser shall be entitled to the Remaining Escrow Amount, provided, however, that the Remaining Escrow Amount shall serve as collateral to secure the obligations and undertakings of Purchaser as per the Tax Covenant provided for in section 8 hereafter.

1.3.3	If prior to December 18, 2010, Seller 1’s employment with the Company is terminated in accordance with Section 1.3.2 of this Agreement, but not prior to six years after the Closing Date, and subject to the pledge as provided for in Section 8.4 hereafter, Purchaser shall be entitled to instruct the Escrow Agent to transfer the Remaining Escrow Amount to Purchaser and Seller 1 will promptly provide his written consent to the Escrow Agent for release to Purchaser.

1.3.4	The Remaining Escrow Amount will be immediately released to Seller 1, if Seller 1’s employment is involuntarily terminated for any reason (other than important cause in the sense of art 337 CO), or if Seller 1 dies or becomes disabled or if Purchaser shall become insolvent of bankrupt or shall cease paying its debt to the Company as they mature, or if Purchaser arranges for a new Company Manager to be hired with the consequence that Seller 1 is not longer reporting directly to Purchaser’s CEO and to the Company’s board.

1.3.5	If prior to December 18, 2010, Seller 1’s employment with the Company is terminated in accordance with sec. 1.3.4 of this Agreement, Seller 1 shall be entitled to instruct the Escrow Agent to transfer the Remaining Escrow Amount to Seller 1 and Purchaser will promptly provide its written consent to the Escrow Agent for release to Seller 1.

1.3.6	Any dispute, controversy or claim among the Parties to this Agreement arising out of or in relation to the release of the Escrow Amount by the Escrow Agent to either Party shall be resolved and adjudicated by the sole arbitrator RA Nathalie Voser, Zurich and, in case of her incapacity or her refusal, by the sole arbitrator RA Philipp Habegger, Zurich in accordance with Expedited Procedures as provided for in Art. 42 Section 1 of the Swiss Rules of International Arbitration. The seat shall be Zurich and the applicable language shall be English. The sole arbitrator shall hold a single hearing for the examination of witnesses. Purchaser hereby appoints Marc Nater at the law firm Wenger Plattner - and in case of his incapacity - Stephan Netzle at the same law firm as the person to receive Service of Process (Zustellungsdomizil) on behalf of Purchaser.

1.4	Transfer of Risk and Benefit

Risk and benefit related to the Shares shall pass as of the Closing Date as defined below in Section 2.1.

2.	Closing

2.1	Time and Place of Closing

The consummation of the Transaction (“Closing”) will take place at the offices of

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Wenger Plattner, Goldbach Center, Seestrasse 39, CH-8700 Küsnacht, at 9 AM (local time) on January 15, 2008 (“Closing Date”) or at another time and venue to be mutually agreed between the Parties.

2.2	Closing Conditions

2.2.1	Purchaser’s and Sellers’ obligation to close is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Purchaser or Sellers, in whole or in part):

(a)	all of Sellers’ representations and warranties in this Agreement, taken individually and as a whole, must have been accurate as of the Signing Date, and must be accurate as of the Closing Date as if made on the Closing Date, except that Sellers’ representation regarding the Financial Statements as defined in Section 4.3 below are accurate as of the Signing Date and - subject to Section 3.1(c) below - no representations are made by Sellers for the financial status of the Company after such date;

(b)	the absence of any material adverse change between the signing of the Letter of Intent and the Closing Date in the business, assets, revenues, prospects, financial condition, performance, operations, or liabilities of the Company;

(c)	the execution by Seller 1, the key employees (see Annex 2.2.1(c2)) and the Company (with co-signature by the CEO of Purchaser) of the standard employment contract as per Annex 2.2.1(c1) with the financial terms as per Annex 2.2.1(c2) as well as the execution by the CEO of Purchaser of the Equity Incentive Plan (EIP) - Option Grant notice (Annex 2.2.1(c3)) as well as of the Membership Unit Option Agreement (Annex 2.2.1(c4)) (“Employment Contracts”);

(d)	[deleted]

(e)	[deleted]

(f)	[deleted]

(g)	there shall not have been instituted or threatened any proceeding or action by any government unit or agency, or third person or entity which seeks to enjoin, restrain or prohibit the consummation of the Transaction;

(h)	the board of directors of the Company has approved the transfer of the Shares from Sellers to Purchaser;

(i)	the board of directors of the Purchaser has approved Transaction;

(j)	each document required to be delivered by Purchaser and Sellers pursuant to Sections 2.3, 2.4 and 2.5 must have been delivered and,

(k)	the execution of the Escrow Agreement.

2.2.2	Each Party’s obligation to close is subject to the other Party having complied in all material respects with its obligations under this Agreement to be complied with prior to or at the Closing.

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2.3	Purchaser’s Closing Obligations

At the Closing Purchaser will deliver

(a)	a copy of the resolution of the board of directors of Purchaser approving this Agreement and the Transaction contemplated herein, and

(b)	to Seller 1 a confirmation by Purchaser’s Swiss bank addressed to Seller 1 (Annex 2.3(b)) that it has obtained irrevocable instructions from Purchaser to remit the Purchase Price to the bank accounts as specified in Annex 1.2.2 and that Purchaser’s Swiss bank has accepted and will carry out the transfer with value date as of Closing Date.

(c)	Immediately after Closing and transfer of the Shares, Purchaser will hold an extraordinary shareholders’ meeting according to the minutes substantially in the form as per Annex 2.3(c) granting discharge to Seller 1 and 2 in their function as the Company’s board members and appointing Messrs Avi Katz, Mike Forman and Marc Nater as new members of the Company’s board.

2.4	Sellers’ Closing Obligations

At the Closing Date Sellers will deliver to Purchaser:

(a)	the share certificates representing all of the Shares, duly endorsed either in blank or to Purchaser;

(b)	a duly signed overview of transfer of Shares of the Company (Annex 5 to the Letter of Intent) evidencing that the Sellers, as of the Closing Date, are the legal owners of the Shares;

(c)	a resolution signed by all members of the board of directors of the Company evidencing that the board of directors approved (i) the transfer of the Shares from Sellers to Purchaser and (ii) to register the Purchaser as shareholder of the Company with 1,000 registered shares, substantially in the form as attached as Annex 2.4(c);

(d)	the resignation declarations of the existing board members of the Company, Seller 1 and Seller 2, whereby Seller 1 and Seller 2 resign from the board of directors of the Company with effect on the Closing Date and confirm that they do not have any claim or rights against the Company except for the rights and claims as provided for in Seller 1’s employment contract.

(e)	Confirmation from Sellers that through the Closing Date they have refrained from any actions involving the Company not approved by Purchaser (see Section 3.1(c) hereafter).

(f)	[deleted]

2.5	Additional Closing Obligations

At the Closing Date the respective parties to the agreements listed in this Section 2.5 will jointly deliver:

(a)	the executed Employment Contracts, and

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(b)	the executed Escrow Agreement.

3.	Obligations of Parties Prior to Closing

3.1	Sellers’ Obligations

Between the execution of the Letter of Intent and the Closing Date, Sellers will, and will cause the Company to:

(a)	(i) operate its business in the ordinary course of business consistent with past practices; (ii) maintain its properties and other assets in good working order (normal wear excepted); (iii) and use its best efforts to maintain its business and employees, assets, and operations as an ongoing concern and in accordance with past practice. Purchaser is aware that prior to Signing Date the Company paid to its employees extra-bonus at Seller 1’s discretion and that the Sellers will arrange for the payment of a dividend by the Company to Sellers in the aggregate amount of CHF 1,150,000;

(b)	confer with Purchaser concerning operational matters of a material nature and otherwise report to Purchaser concerning the status of the business of the Company;

(c)	Through the Closing Date Sellers shall refrain from taking any action of any nature (cash, orders to suppliers, acceptance of incoming purchase orders, settlement of accounts payable) without the prior approval of Purchaser, except that Sellers are authorized to arrange and distribute a cash dividend of CHF 1,150,000 between January 3, 2008 and the Closing Date.

3.2	Purchaser’s and Seller’s Obligations

Purchaser shall pay to Sellers a penalty of USD 300,000 in case that Sellers meet all closing obligations as per Sections 2.4 and 2.5 above on the Closing Date and Purchaser fails to deliver the documents as listed in Section 2.3 and 2.5 above on the Closing Date.

Sellers shall pay to Purchaser a penalty of USD 300,000 in case that Purchaser meets all closing obligations as per Sections 2.3. and 2.5 above on the Closing Date and Sellers fail to deliver the documents as listed in Section 2.4 and 2,5 above on the Closing Date.

The penalty shall be due on January 15, 2008 and - in case of non-payment - the penalty shall bear interest at the rate of 6% starting from January 16, 2008. The penalty is payable to Seller 1’s account as specified in Annex 1.2.2 (if the first para of this Section 3.2 applies) or to such account as specified by Purchaser (if the second para applies).

3.3	Information, Assistance and Cooperation

Each Party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing which is necessary under applicable law.

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Through the Closing Date, there will be no know-how exchange in writing or by electronic means between the Company and Purchaser in technical matters and the Company shall continue its engineering work independent from Purchaser.

4.	Representations and Warranties

Sellers represent and warrant, jointly and individually, to Purchaser at the Signing Date and at the Closing Date as follows:

4.1	Status and Authority

Sellers have the unrestricted right to sign and execute this Agreement and to perform their obligations under this Agreement. No bankruptcy or insolvency proceedings has been opened or applied for against Sellers.

4.2	Ownership of Shares

Sellers are and at the Closing Date will be the sole shareholders of the Company and the sole owners of all of the Shares, which are as of the Closing Date free and clear of any charge, claim, lien, option, pledge, security interest, right of first refusal, or any other encumbrances or restriction of any kind.

4.3	Financial Statements

On the Signing Date Sellers delivered to Purchaser (i) audited financial statements for the business year 2006 and (ii) an interim financial statement as of December 10, 2007, covering the period between January 1, 2007 and December 10, 2007 and (iii) an up-date through December 15, 2007 (together the “Financial Statements”, Annex 4.3(a) and 4.3(b)). The Financial Statements fairly and truly present the financial condition and the results of operations and make full provision for all actual liabilities, proper provision for all contingent liabilities and provision reasonably regarded as adequate for all bad and doubtful debts, all in accordance with the Swiss generally accepted accounting principles and with the accounting principles as consistently applied and shown by the Company during the last three years. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The interim financial statements as of December 10, 2007 were made available by e-mail to Purchaser in Palo Alto on December 11, 2007, 11 AM Swiss time and the accounting files have been accessible for unrestricted review and audit by the Purchaser since December 11, 11 AM Swiss time at the Company’s premises.

4.4	Corporate Existence of the Company

The Company is duly incorporated and validly existing under the laws of Switzerland. The particulars of the Company set out in Annex 4.4 (Handelsregisterauszug from the internet, www.zefix.ch) are complete and accurate.

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4.5	Title to Properties, Encumbrances

The Company owns all the assets (whether tangible or intangible) reflected as owned in the Financial Statements except for assets sold since the date of the Financial Statements in the ordinary course of business. All assets owned by the Company are, as of the Closing Date, free and clear of any charge, claim, lien, option, pledge, security interest, right of first refusal, or any other encumbrances or restriction of any kind.

4.6	Condition and Sufficiency of Assets

The assets of the Company are in good operating condition, save for ordinary wear and tear, and are at least sufficient for the continued normal operation of the Company’s business in substantially the same manner as conducted prior to the execution of the Letter of Intent.

4.7	No Undisclosed Liabilities

The Company has no liabilities of any nature except (i) for the liabilities reflected or reserved against in the Financial Statements, and (ii) for current liabilities incurred in the ordinary course of business if approved by Purchaser after December 17, 2007.

4.8	Taxes

4.8.1	The Company has filed on a timely basis all tax returns required to be filed by it. All of these tax returns are correct and complete. The Company has paid, or made provision for the payment of, all taxes that have become due.

4.8.2	The Company has not distributed any hidden dividend, nor distributed or granted any other benefit to Sellers or any other person which could lead to the imposition of any withholding tax on dividends or constructive dividends. The Company will distribute a dividend of CHF 1’150’000.- between January 3, 2008 and the Closing Date.

4.9	No Material Adverse Change

4.9.1	Since January 1, 2007 there has not been any material adverse change in the business, operations, assets or financial condition of the Company (“Material Adverse Change”). For the purpose of this Section 4.9, a Material Adverse Change shall mean any event, change or occurrence which, individually or together with any other event, change or occurrence, is likely to have a material adverse effect on the assets, business, results, financial condition or prospects of the Company, taken as a whole.

4.9.2	Since January 1, 2007 the Company has conducted its business only in the ordinary course of business and there has not been any:

(a)	change in the Company’s issued, contingent or authorized share capital; grant of any stock option or right to purchase shares of the Company; or declaration or payment of any dividend;

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(b)	amendment to the articles of incorporation of the Company;

(c)	damage to or loss of any asset or property of the Company outside the ordinary course of business, not covered by insurance, materially and adversely affecting the business or financial condition of the Company, taken as a whole;

(d)	entry into or termination of any material contract or transaction involving a total remaining commitment by or to the Company of at least CHF 50’000 except for such transactions as shown in the Financial Statements or in the notes thereto;

(e)	sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset (whether tangible or intangible) of the Company or pledge, or imposition of any encumbrance on any material asset of the Company; or

(f)	waiver of any claims or rights with a value to the Company in excess of CHF 10’000.

4.10	Compliance with Legal Requirements

The Company is, and at all times has been in full compliance with each applicable law and regulation in each jurisdiction in which it conducts its business and the Company has not received any written notice from any governmental body regarding any actual or potential violation of any applicable law or regulation.

4.11	Employment Matters

As per Closing Date, the Company is not in default in the performance of any of its obligations under any of the employment contracts of its employees. As of January 1, 2008 none of the employees is entitled to (i) compensation of or remuneration for overtime or (ii) paid vacation time accrued in 2007 or earlier.

All employees are insured and registered for social security purpose in full compliance with the applicable Swiss law. As to any period prior to the Closing Date, the Company has made and filed all declarations for social security purposes required by law and all such declarations have been made true and correct and if full compliance with the applicable laws and regulations. With respect to any period prior to the Closing Date the Company has made, or shall make, all payments, contributions to any governmental or private body in compliance with the applicable social security schemes.

4.12	Insurances

The Company has legally required insurances for its employees. There are no further insurance policies.

4.13	Industrial Property Rights

The Company is the unrestricted, sole and beneficiary owner of all patents, trademarks and other intellectual property rights (including know-how, trade

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secrets, formulae, manufacturing directories, computer software, etc.) (collectively “Industrial Property Rights”), as are necessary to permit the Company to conduct its business in a consistent manner as conducted during the last three years directly preceding the Closing Date, without any obligation to make any payment of any kind for the use of any of the Industrial Property Rights. The Company has not violated and is not violating the rights of others by the use of any of the Industrial Property Rights. The Company has no title in registered patents or trade-marks.

4.14	No Breach

The execution and the delivery of, and the performance by Sellers of the obligations under this Agreement will not (i) result in a breach of any provisions of the articles of association of the Company or (ii) result in a breach of any agreement, license or other instrument or of any order, judgement or decree of any court, governmental agency or regulatory body to which the Sellers or the Company are party or bound.

4.15	Environmental Matters

Neither the Sellers nor the Company have any liability under any environmental law with respect to any assets or with respect to any property adjoining the facilities of the Company in which the Sellers or the Company (or any predecessor), has or had any interest.

4.16	No Legal Proceedings

There is no proceeding before any court, governmental body or any other administrative agency pending or threatened against the Company or the members of the board of directors of the Company which could affect the purchase of the Shares or impair the operation of the Company after the Closing.

4.17	Insolvency

4.17.1	The Company is solvent and able to pay its debts as they fall due.

4.17.2	No order has been made, administrator or receiver appointed, petition presented, resolution passed or meeting convened for the winding up or administration or liquidation (or other process whereby the business is terminated and the assets of the Company are distributed amongst the shareholders and creditors) of the Company and, to the best of Sellers’ knowledge, no event has occurred which would justify any such cases or proceedings.

4.18	Disclosure

4.18.1	No representation or warranty in this Agreement omits to state a material fact necessary to make the statements herein or therein misleading.

4.18.2	Other than as disclosed in this Agreement, there is no fact known to Sellers (other than general economic or industry conditions) that materially adversely affects the assets, business, prospects, or results of operations of the Company.

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5.	Indemnification and Remedies

5.1	Payment of Damages by Sellers

Sellers will, jointly and individually, indemnify Purchaser and the Company (collectively, the “Indemnified Persons”) for the amount of any damages arising, directly or indirectly, from or in connection with any breach of this Agreement or any of its term, including the representations and warranties made by Sellers in this Agreement (“Indemnification Claim”). The amount of damages for a breach of this Agreement or any of its term, including the representations and warranties shall be the amount required to put the Indemnified Persons in the same position as if the breach had not occurred.

5.2	Indemnification Period

Purchaser may bring:

(a)	any Indemnification Claim during a period of 18 (eighteen) months from the Closing Date;

(b)	any Indemnification Claim for a breach of the representations and warranties set forth in Sections 4.8 (taxes) from the Closing Date until the expiration of the relevant statute of limitation period pursuant to the applicable law; and

(c)	any Indemnification Claim for breach of the representation and warranties set forth in Section 4.15 (environmental matters) during a period of 10 (ten) years from the Closing Date

(each of (a), (b) and (c) being also the “Indemnification Period”).

5.3	Notification and Assertion of Indemnification Claim

5.3.1	During the Indemnification Period Purchaser may notify Sellers of an Indemnification Claim.

5.3.2	An Indemnification Claim shall be deemed to be brought in time, if it is made within the relevant Indemnification Period and if the factual basis of that claim is specified in reasonable detail to the extent then known by Purchaser. Sellers shall only be liable for Indemnification Claims notified in reasonable detail during the relevant Indemnification Period. For the avoidance of doubt, the provisions of art. 201 and art. 210 Swiss Code of Obligations are hereby waived and replaced by the above.

6.	No Severance Compensation Claims

Sellers confirm that they do not have any claims for severance compensation as agents against the Company and that they will not assert any such claims against the Company and/or Purchaser.

7.	Non-Competition and Non-Solicitation

7.1	In addition to the non-competition and non-solicitation clause provided for in the Employment Contract, Sellers shall not during a period of one year from the

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Closing Date, alone, or jointly with, or as manager, agent for, or employee of any person or as a shareholder directly or indirectly carry on or be engaged in any business competitive to the business of the Company with a worldwide effect. For the purpose of this Agreement a competitive business shall be any engineering of Integrated Circuit (IC) designs and Subsystems (SS) designs which can be used in optical link circuits.

7.2	In addition to the non-competition and non-solicitation clause provided for in the Employment Contract, Sellers shall not during a period of five years from the Closing Date (i) solicit, induce or attempt to induce any person who is an employee of the Company to leave the Company or to engage in any business that competes with the Company; (ii) hire or assist in the hiring of any person who is an employee of the Company to work for any business that competes with the Company, or (iii) solicit, induce or attempt to induce any person or company that is a customer of the Company to discontinue or modify its customer relationship with the Company.

8.	Tax Covenant

8.1	Purchaser agrees, during the next five years following the Closing Date, to avoid anything which could be qualified as “indirect partial liquidation” of the Company in accordance with Swiss tax law and the respective practice of the Swiss tax authorities, unless the Sellers consent thereto in writing.

8.2	The Sellers shall not withhold their consent to any planned transactions if Purchaser can provide rulings from the competent tax authorities that the planned transaction will not result in a retroactive reclassification of the tax-free capital gain realized by the Sellers on the sale of the Shares into taxable income under the doctrine of indirect partial liquidation. Sellers shall fully cooperate with Purchaser in order to obtain such rulings.

8.3	In connection with the distribution of a dividend prior to the Closing Date in the amount of CHF 1,150,000 (see Section 3.1(a) of this Agreement) and the determination of the amount of NWC which can remain in the Company and later be transferred to the Purchaser on the basis of an arm’s length loan or similar agreement, the Sellers have filed on November 23, 2007 the Tax Ruling Request and have received on December 6, 2007 the Tax Ruling (Annex E).

8.4

Should a breach of this covenant trigger the tax consequences of an indirect partial liquidation with respect to the Sellers (the “Indemnified Sellers”), Purchaser shall pay the resulting taxes and compensate the Indemnified Sellers upon legally binding assessment of the taxes paid by the Indemnified Sellers (the “Tax Indemnification Claim”), it being understood that in this respect there is no other remedy to the Indemnified Sellers. Sellers may bring the Tax Indemnification Claim through December 31, 2013. Section 5.3 above shall apply by analogy. The Tax Indemnification Claim is secured by the Remaining Escrow

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Amount, if any, as defined in Section 1.3.2 here above and Purchaser hereby pledges its claim versus the Escrow Agent to Seller 1 as collateral for its obligations incurred under this Section 8.4. The Remaining Escrow Amount, minus any reimbursement for Tax Indemnification Claims, shall be finally released to the Purchaser on January 1, 2014.

9.	Miscellaneous

9.1	Confidentiality

9.1.1	Purchaser and Sellers will maintain in confidence, and will cause their representatives to maintain in confidence, the terms of this Agreement, unless (i) to the extent such terms are already known to the public, (ii) the disclosure of such terms is necessary or appropriate in making any filing, (iii) the disclosure of such terms is necessary in connection with legal or other official proceedings, or (iv) the disclosure is approved in writing by the other Party.

9.1.2	If this Agreement is not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request.

9.2	Expenses; Taxes

9.2.1	Each Party will bear its own cost, including the fees of its counsels and advisors.

9.2.2	Each Party bears the taxes which are levied on it as a consequence of the signing and/or closing of this Agreement.

9.2.3	The expenses for the Tax Ruling Request will be borne by the Company.

9.3	Notices

Notices under this Agreement shall be in writing and shall be delivered by fax, e-mail or sent (postage prepaid) by registered, certified or express mail, or reputable express courier, and shall be deemed given when delivered to the following addresses:

If to Purchaser:

GigOptix LLC

2400 Geng Road, Suite 100

Palo Alto, CA 94303, USA

Attn: Dr. Avi Katz

Fax: +1 650 424 1938

e-mail: avi@gigoptix.com

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With copy to:

Jay L. Margulies

Thelen Reid Brown Raysman & Steiner LLP

225 West Santa Clara Street

Suite 1200

San Jose, CA, 95113, USA

Fax: +1 408 287 8040

e-mail: jlmargulies@thelen.com

and to:

Marc Nater

Wenger Plattner

Goldbach Center, Seestrasse 39

CH-8700 Küsnacht

Fax: +41 43 222 38 01

e-mail: marc.nater@wenger-plattner.ch

If to Sellers:

Joerg Wieland

Hornweg 21

8700 Küsnacht

Switzerland

e-mail: jw@helix.ch

With copy to:

Beat von Rechenberg

CMS von Erlach Henrici

Dreikoenigstrasse 7

P.O. Box

8022 Zurich

Switzerland

e-mail: beat.vonrechenberg@cms-veh.com

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9.4	Further Assurances

The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.5	Entire Agreement and Modification

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the Letter of Intent) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of their agreement with respect to the subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

9.6	Assignments

Neither Party may assign any of its rights under this Agreement without the prior consent of the other Party, except that Purchaser may assign any of its rights under this Agreement to any subsidiary or affiliated party of Purchaser. Purchaser may also elect to transfer all of its rights and obligations under this Agreement to one or more of its subsidiaries or affiliated parties.

9.7	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.	Governing Law and Jurisdiction

10.1	Governing Law

This Agreement shall be subject to and governed by the laws of Switzerland (ignoring principles of conflicts of law), excluding the United Nations Convention on Contracts for the International Sales of Goods of 11 April 1980 (CISG).

10.2	Jurisdiction

Except as provided for in Section 1.3, any dispute, controversy and claim arising out of or in connection or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to the exclusive jurisdiction of the Commercial Court of Zürich, Switzerland (Handelsgericht).

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Zurich, December 17, 2007	Zurich, December 17, 2007

GigOptix LLC

/s/ Jörg Wieland	/s/ Avi Katz
Jörg Wieland	Avi Katz, Chairman of the Board, CEO & President

/s/ Pascal Faivre
Pascal Faivre

/s/ Richard Annen
Richard Annen

/s/ Martin Bossard
Martin Bossard

/s/ Pascal Faivre
Pascal Faivre on behalf of Maya König Faivre
(Power of Attorney)

/s/ Jörg Wieland
Jörg Wieland on behalf of Médard Storz
(Power of Attorney)

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ANNEX D

Executed Letter of Intent, dated November 26/27, 2007 with all Annexes

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ANNEX E

Tax Ruling Request, dated November 23, 2007, with all Annexes, and Tax Ruling, dated December 6, 2007

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ANNEX F

Data Room Index and Helix 2006 - 2007 sales review as prepared by Purchaser on November 26, 2007

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ANNEX 1.2.1(b)

Confirmation of Net Working Capital per December 17, 2007

For cash balance: official e-banking statements issued on December 17, 2007

For the non-cash portion of the Net Working Capital; See Annex 3 of the Letter of Intent updated through December 15, 2007.

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ANNEX 1.2.2

Wire instruction for the payment of the Purchase Price

USD 1,100,000 to Seller 1 account

Bank: Credit Suisse

Address Goethestrasse 12/14, Postfach 500, 8070 Zürich

IBAN: CH49 0483 5152 2394 2200 0

SWIFT

account holder: Jörg Wieland

account number: 0865-1522394-22

USD 2,000,000 to Escrow Account

Bank: Credit Suisse

Clearing 4835

IBAN CH32 0483 5089 5629 9200 4

SWIFT CRESCHZZ80A

account holder: BDO Visura, Zürich

account number: 0835-895629-92-4 “Wieland / GigOptix”

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ANNEX 1.3

Escrow Agreement (with Form F)

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ANNEX 2.2.1(c1)

Standard employment contract

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ANNEX 2.2.1(c2)

Financial terms for the Employment Contracts for Seller 1 and the key employees (amended Annex 2 to the Letter of Intent)

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ANNEX 2.2.1(c3)

Equity Incentive Plan (EIP) - Option Grant Notice

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ANNEX 2.2.1(c4)

Membership Unit Option Agreement

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ANNEX 2.3(b)

Confirmation of Purchaser’s Swiss bank to Seller 1

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ANNEX 2.3( c)

Form Minutes of the Extraordinary Shareholders’ Meeting

(“Protokoll der ausserordentlichen Generalversammlung vom 15, Januar 2008”)

Date, time:	January 15, 2008, [time]

Place:	Offices of Wenger Plattner, Goldbach Center, Seestrasse 39, CH-8700 Küsnacht

Present:	GigOptix LLC, 2400 Geng Road, Palo Alto,

CA 94303, USA,

	represented by [ ]	1’000 shares

	Total	1’000 shares

The aforementioned shares are all registered shares of CHF 100 each.

I.	AGENDA

1.	Resignation of and Discharge to Messrs Jörg Wieland and Pascal Faivre

2.	Election of new Board Members

II.	CHAIR, CONSTITUTION, STATEMENTS

1.	Chair

Avi Katz acts as Chairman of the meeting.

2.	Constitution

2.1	The Chairman designates Marc Nater as secretary and teller.

2.2	No objections are raised against Avi Katz acting as Chairman and Marc Nater being designated secretary and teller.

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3.	Statements

a.	Presence

3.1	The Chairman states that

(i)	according to the statement of the teller 1’000 shares (of total 1’000 issued shares) are represented in this shareholders’ meeting;

(ii)	therefore all shares are represented, with the right to vote, in the present shareholders’ meeting and the meeting therefore is a plenary meeting in the sense of art. 701 CO and may validly resolve on all agenda items brought before it.

b.	No Objection against Statements

3.2	No objection is raised against the statements of the Chairman in accordance with clause 3.1.

III.	AGENDA ITEMS

1.	Resignation and Discharge

1.1	Messrs Jörg Wieland and Pascal Faivre submitted their resignation as members of the board of directors and this resignation is hereby unanimously accepted. Their letter of resignation dated January 7, 2008 is attached hereto as Exhibit A.

(“Die Herren Jörg Wieland und Pascal Faivre haben ihren Rücktritt als Verwaltungsräte eingereicht, welcher hiermit einstimmig genehmigt wird. .....”)

1.2	The shareholders’ meeting unanimously resolves to grant full discharge to the board members Messrs Jörg Wieland and Pascal Faivre for their activities until today. The company’s shareholder extends its thanks to the retiring directors for their valuable services as members of the company’s board.

2.	Election of new Board Members

2.1	Thereupon, the meeting unanimously elects Messrs Avi Katz, Mike Forman and Marc Nater as new members of the board of directors for a term of office of three years. Mr Avi Katz is elected as chairman. Copy of the declarations of acceptance and specimen of signatures are attached hereto as Exhibits B, C and D.

(“Daraufhin wählt die Generalversammlung einstimmig die Herren Avi Katz, Mike Forman und Marc Nater als neue Mitglieder des Verwaltungsrates für eine Amtsdauer von drei Jahren, Herr Avi Katz wird zum Präsidenten gewählt. .....”)

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IV.	MISCELLANEOUS

There being no further items brought before the meeting and there being no request for information pursuant to art. 697 CO, the meeting is closed.

Zurich, January 15, 2008

The Chairman (“Vorsitzender”):	The Secretary (“ProtokolIführer”):

/s/ Avi Katz	/s/ Marc Nater
Avi Katz	Marc Nater

Exhibits A-D

Distribution:

Helix AG

Avi Katz

Mike Forman

Marc Nater

Schäppl Treuhand AG, Zurich (auditors)

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ANNEX 2.4(c)        Form of Board Resolution

Circular Resolution of the Board of Directors

of

Helix AG

with registered office in Zürich, Switzerland

(hereinafter the “Company”)

The board of directors takes the following resolutions:

1.	Transfer of Shares

The transfer of 1’000 registered shares in the Company, representing the entire share capital of the Company, from

Jörg Wieland, Erlengutstrasse 1, 8703 Erlenbach, Switzerland as of January 1, 2008: Hornweg 21, 8700 Küsnacht	(“Seller 1”)

Pascal Faivre, Bergstrasse 5, 8044 Zürich, Switzerland	(“Seller 2”)

Richard Annen, Kaltackerstrasse 23, 8908 Hedingen, Switzerland	(“Seller 3”)

Martin Bossard, Magdalenenstrasse 55, 8050 Zürich, Switzerland	(“Seller 4”)

Maya König Faivre, Bergstrasse 5, 8044 Zürich, Switzerland	(“Seller 5”)

Médard Storz, Gsteigstrasse 18, 8703 Erlenbach, Switzerland	(“Seller 6”)

to GigOptix LLC, 2400 Geng Road, Suite 100, Palo Alto, CA 94303, USA, is approved.

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2.	Share Registration

GigOptix LLC shall be registered as shareholder of the Company with 1’000 registered shares.

Zurich, January 15, 2008	/s/ Jörg Wieland
Jörg Wieland, Chairman of the Board

/s/ Pascal Faivre
Place, Date	Pascal Faivre, Member of the Board

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ANNEX 4.3(a) and (b)

•	audited financial statement for the business year 2006 (a)

•	interim financial statement per December 10, 2007 (b) up-dated through December 15, 2007.

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ANNEX 4.4

Internet-excerpt from the commercial register (www.zefix.ch) regarding the Company of a date, not older than 5 business days prior to the Closing Date.